Exhibit 10.1

Execution Version

Published CUSIP Nos.

MULTI-YEAR REVOLVING CREDIT AGREEMENT

Dated as of June 17, 2005

among

NUCOR CORPORATION,

as Borrower,

THE LENDERS NAMED HEREIN

AND

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer

CITIBANK, N.A.,

as Syndication Agent

Arranged By:

BANC OF AMERICA SECURITIES LLC,

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Book-Managers

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions.	1
1.2	Computation of Time Periods and Dollar Equivalents.	16
1.3	Accounting Terms.	17
1.4	Exchange Rates; Currency Equivalents.	17
1.5	Redenomination of Certain Available Foreign Currencies.	17
1.6	Times of Day.	18
1.7	Letter of Credit Amounts.	18
ARTICLE II CREDIT FACILITIES		18
2.1	Revolving Loans.	18
2.2	Competitive Loan Subfacility.	20
2.3	Letters of Credit.	23
ARTICLE III OTHER PROVISIONS RELATING TO CREDIT FACILITIES		32
3.1	Default Rate.	32
3.2	Extension and Conversion.	32
3.3	Prepayments.	33
3.4	Termination and Reduction of the Revolving Commitment.	33
3.5	Fees.	33
3.6	LIBOR Reserve Compensation.	35
3.7	Capital Requirements.	36
3.8	Unavailability.	36
3.9	Illegality.	37
3.10	Requirements of Law.	38
3.11	Inability To Determine Interest Rate.	39
3.12	Replacement of Lenders.	40
3.13	Taxes.	40
3.14	Indemnity.	42
3.15	Pro Rata Treatment.	43
3.16	Sharing of Payments.	44
3.17	Payments, Computations, Etc.	45
3.18	Obligation of Lenders to Mitigate.	47
3.19	Evidence of Debt.	47
3.20	Increase in Revolving Commitments.	48
ARTICLE IV CONDITIONS		49
4.1	Conditions to Closing.	49
4.2	Conditions to All Extensions of Credit.	51
ARTICLE V REPRESENTATIONS AND WARRANTIES		53
5.1	Financial Condition.	53
5.2	Organization; Existence.	53
5.3	Power; Authorization; Enforceable Obligations.	53
5.4	Conflict.	54
5.5	No Material Litigation.	54
5.6	No Default.	54
5.7	Taxes.	54

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5.8	ERISA.	54
5.9	Governmental Regulations, Etc.	55
5.10	Purpose of Extensions of Credit.	56
5.11	Compliance with Laws; Contractual Obligations.	56
5.12	Accuracy and Completeness of Information.	56
5.13	Environmental Matters.	56
ARTICLE VI AFFIRMATIVE COVENANTS		57
6.1	Financial Statements.	57
6.2	Certificates; Other Information.	58
6.3	Maintenance of Existence and Compliance with Law.	60
6.4	Maintenance of Property; Insurance.	60
6.5	Inspection of Property; Books and Records; Discussions.	60
6.6	Consolidated Funded Debt to Total Capitalization Ratio.	61
ARTICLE VII NEGATIVE COVENANTS		61
7.1	Negative Pledge.	61
7.2	Consolidation, Merger and Sale of Assets.	63
7.3	Use of Proceeds	63
ARTICLE VIII EVENTS OF DEFAULT		63
8.1	Events of Default.	63
8.2	Acceleration; Remedies.	65
ARTICLE IX AGENCY PROVISIONS		66
9.1	Appointment.	66
9.2	Delegation of Duties.	66
9.3	Exculpatory Provisions.	66
9.4	Reliance on Communications.	67
9.5	Notice of Default.	68
9.6	Non-Reliance on Administrative Agent and Other Lenders.	68
9.7	Indemnification.	68
9.8	Administrative Agent in its Individual Capacity.	69
9.9	Successor Administrative Agent.	69
9.10	Arrangers and Book Managers.	70
ARTICLE X MISCELLANEOUS		71
10.1	Notices.	71
10.2	Right of Set-Off.	72
10.3	Benefit of Agreement.	72
10.4	No Waiver; Remedies Cumulative.	74
10.5	Costs and Expenses; Indemnification.	75
10.6	Amendments, Waivers and Consents.	76
10.7	Counterparts.	77
10.8	Headings.	77
10.9	Survival.	77
10.10	Governing Law; Arbitration.	77
10.11	Confidentiality.	79
10.12	Severability.	80
10.13	Entirety.	80
10.14	Binding Effect; Termination.	80

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10.15	Judgment Currency.	80
10.16	USA PATRIOT Act Notice.	81

SCHEDULES
Schedule 1.1	Mandatory Cost Formulae
Schedule 1.1(a)	Form of Account Designation Letter
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1 (b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.2(b)-1	Form of Competitive Bid Request
Schedule 2.2(b)-2	Form of Notice of Receipt of Competitive Bid Request
Schedule 2.2(c)	Form of Competitive Bid
Schedule 2.2(e)	Form of Competitive Bid Accept/Reject Letter
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.17(b)	Place of Payments
Schedule 4.1 (c)(v)	Secretary’s Certificate
Schedule 5.5	Description of Legal Proceedings
Schedule 5.7	Taxes
Schedule 5.13	Environmental Matters
Schedule 6.2(a)	Form of Officer’s Compliance Certificate
Schedule 7.1	Liens
Schedule 10.1	Notices
Schedule 10.3(b)	Form of Assignment and Acceptance

iii

MULTI-YEAR REVOLVING CREDIT AGREEMENT

THIS MULTI-YEAR REVOLVING CREDIT AGREEMENT dated as of June 17, 2005 (the “Credit Agreement”), is by and among NUCOR CORPORATION, a Delaware corporation (the “Borrower”), the lenders named herein and such other lenders as may become a party hereto (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and CITIBANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”).

WITNESSETH

WHEREAS, the Borrower has requested that the Lenders provide a $700 million revolving credit facility for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Letter” means the Notice of Account Designation Letter dated the date hereof from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1(a).

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Affected Lender” means such term as defined in Section 3.9(a).

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” means the aggregate amount of Revolving Commitments in effect from time to time, being initially SEVEN HUNDRED MILLION DOLLARS ($700,000,000).

“Applicable Rate” means for any day, the rate per annum set forth below opposite the applicable rating for the Borrower’s senior unsecured (non-credit enhanced) long term debt then in effect, it being understood that the Applicable Rate for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) the Facility Fee shall be the percentage set forth under the column “Facility Fee”, (iii) Letter of Credit Fees shall be the percentage set forth under the columns “Commercial Letter of Credit Fees” and “LIBOR Margin and Standby Letters of Credit Fees”, as applicable, (iv) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin and Standby Letters of Credit Fees”, and (v) the Utilization Fee shall be the percentage set forth under the column “Utilization Fee”:

Pricing Level	Rating (S&P/ Moody’s)	Facility Fee	Base Rate Margin	Commercial Letter of Credit Fees	LIBOR Margin and Standby Letter of Credit Fees	Utilization Fee ( ≥ 50% Usage)
I	AA-/Aa3 or better	0.05%	0.00%	0.075%	0.15%	0.05%
II	A+A1	0.06%	0.00%	0.095%	0.19%	0.05%
III	A/A2	0.07%	0.00%	0.125%	0.25%	0.05%
IV	A-/A3	0.08%	0.00%	0.150%	0.30%	0.10%
V	BBB+/Baa1 or lower	0.10%	0.00%	0.225%	0.45%	0.10%

The numerical classification set forth under the column “Pricing Level” shall be established based on the better of ratings by S&P and Moody’s for the Borrower’s senior unsecured (non-credit enhanced) long term debt (the “Debt Rating”), provided that such ratings are not more than one Pricing Level apart; and at the Pricing Level immediately above the lower of the ratings by S&P and Moody’s in the event the ratings are more than one Pricing Level apart. Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.1(j). Thereafter, the Applicable Rate shall be determined and adjusted quarterly on the date five (5) Business Days after the end of each calendar quarter (each a “Rate Determination Date”) based on the Debt Rating in effect on the last day of the preceding calendar quarter and shall be effective until the next Rate Determination Date. Adjustments in the Applicable Rate shall be effective as to all Loans (other than Competitive Loans), existing and prospective, from the date of adjustment. The Administrative Agent shall promptly notify the Lenders of changes in the Applicable Rate.

“Attributed Principal Amount” means (i) in the case of Capital Leases, the amount of capital lease obligations determined in accordance with GAAP, (ii) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a Capital Lease determined in accordance with GAAP, and (iii) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Auto-Extension Letter of Credit” means such term as defined in Section 2.3(b).

“Auto-Reinstatement Letter of Credit” means such term as defined in Section 2.3(b).

“Available Foreign Currency” means (i) Euros, Canadian Dollars, British Pounds Sterling, Swiss Francs and Japanese Yen and (ii) any other freely available currency which is freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by each Lender and the L/C Issuer.

“Average Outstanding Revolving Obligations” means, for any Utilization Period, the sum of the aggregate principal amount of Revolving Obligations outstanding under this Credit Agreement as of the end of each day during such Utilization Period, divided by the number of days in such Utilization Period.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Secrecy Act” means 31 U.S.C. §§ 5311 et seq., as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (ii) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Nucor Corporation, a Delaware corporation, as referenced in the opening paragraph, its successors and permitted assigns.

“Borrower Materials” has the meaning specified in Section 6.2.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for business in Charlotte, North Carolina and New York, New York; except that when used in connection with a LIBOR Loan, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars or Available Foreign Currencies, as applicable. “Business Day” shall also exclude any day on which banks are closed for dealings when used in connection with Foreign Currency Loans. “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateralize” has the meaning set forth in Section 2.3(g).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Commitment Period” means the period from and including the Effective Date to but not including the earlier of (i) the Termination Date, and (ii) the date on which the Revolving Commitments terminate in accordance with the provisions of this Credit Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.2.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.2, the fixed rate of interest offered by the Lender making the Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.2(b).

“Competitive Bid Request Fee” means such fee, if any, agreed upon by the Borrower and the Administrative Agent payable in connection with each Competitive Bid Request.

“Competitive Loan” means a loan made by a Lender in its discretion pursuant to the provisions of Section 2.2.

“Competitive Loan Lenders” means, at any time, those Lenders which have Competitive Loans outstanding.

“Competitive Loan Maximum Amount” shall have the meaning assigned to such term in Section 2.2(a).

“Consolidated Funded Debt” means Funded Debt of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Funded Debt to Total Capitalization Ratio” means the ratio of Consolidated Funded Debt to Consolidated Total Capitalization.

“Consolidated Group” means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

“Consolidated Net Worth” means shareholders’ equity or net worth of the Borrower and its subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Capitalization” means the sum of Consolidated Funded Debt plus Consolidated Net Worth.

“Credit Agreement” shall have the meaning assigned to such term in the heading hereof.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, each Issuer Document, the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Debt Rating” shall have the meaning assigned to such term in the definition of “Applicable Rate”.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (i) when used with respect to Loans, an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable laws and (ii) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for LIBOR Loans plus 2% per annum.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make a Loan or fund a participation interest in any Loan or L/C Obligation required pursuant to the terms of this Credit Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Determination Date” means with respect to any Extension of Credit:

(i) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;

(ii) in connection with any extension or conversion or continuation of an existing Loan, the last Business Day of each month or the Business Day which is the earlier of the date such advance is extended, converted or continued, and the date the rate is set, as applicable, in connection with any extension, conversion or continuation; or

(iii) the date of any reduction of the Revolving Committed Amount pursuant to the terms of Section 3.4 and in addition to the foregoing, an additional date each month to be determined by the Administrative Agent. For purposes of determining availability hereunder, the rate of exchange for Available Foreign Currency shall be the Spot Rate.

“Dollar Amount” means (i) with respect to Dollars or an amount denominated in Dollars, such amount and (ii) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the Dollar Equivalent of such amount on the applicable date contemplated in this Credit Agreement.

“Dollar Equivalent” means, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date and inclusive of all reasonable related costs of conversion, if any, that are actually incurred) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date hereof.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements or any Governmental Authority or other Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Single Employer Plan or Multiple Employer Plan, the occurrence of a Reportable Event; (ii) the withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 404l(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower, any Subsidiary or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 8.1.

“Exchange Act” means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Extension of Credit” means each of the following: (i) as to any Lender, the making of a Loan and (ii) an L/C Credit Extension.

“Facility Fee” shall have the meaning assigned to such term in Section 3.5.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee” means all fees payable pursuant to Section 3.5.

“Fee Letter” means that certain letter agreement, dated as of May 11, 2005, between the Administrative Agent, Banc of America Securities LLC, Citibank, N.A., Citigroup Global Markets Inc. and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Foreign Currency” means Available Foreign Currency.

“Foreign Currencies Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Available Foreign Currency as determined by the Administrative Agent or the L/C Issuer, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Available Foreign Currency with Dollars.

“Foreign Currency Loan” means any Loan denominated in an Available Foreign Currency.

“Funded Debt” means, with respect to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) the Attributed Principal Amount of Capital Leases, Securitization Transactions and Synthetic Leases, (v) all Funded Debt of any partnership or joint venture, but only to the extent (A) of recourse to such Person for payment thereof or (B) that, for purposes of Section 6.7 hereof such Funded Debt of such partnership or joint venture is consolidated, in accordance with GAAP, in the financial statements of the Consolidated Group, (vi) the maximum amount of standby letters of credit issued or bankers’ acceptance facilities created for the account of such Person, and (vii) Support Obligations in respect of Funded Debt of another Person in connection with, related to or supporting Funded Debt or issued as performance-based letters of credit (other than trade letters of credit).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 hereof.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, commission, instrumentality or regulatory body.

“Honor Date” has the meaning specified in Section 2.3(c)(i).

“Interest Payment Date” means (i) as to any Base Rate Loan, the last day of each March, June, September and December, the date of repayment of principal of such Loan and the Termination Date and (ii) as to any LIBOR Loan or Competitive Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the Termination Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

“Interest Period” means, (i) as to any LIBOR Loan, a period of one, two, three or six month’s duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals) and (ii) as to any Competitive Loan, a period of not less than seven nor more than 180 days’ duration, as the Borrower may request and the Competitive Lender may agree in accordance with the provisions of Section 2.2; provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Termination Date, and (c) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Commitment Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire (in a form supplied by the Administrative Agent), or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fees” means such term as defined in Section 3.5(e).

“Letter of Credit Sublimit” means an amount equal to the lesser of (i) the Aggregate Revolving Committed Amount and (ii) $450,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Committed Amount.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00 — LIBOR Reserve Percentage

Where,

“LIBOR Base Rate” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or other applicable authority or any successor thereof), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Loans is determined), whether or not Lender has any eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Loans shall be deemed to constitute eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means the Revolving Loans and/or Competitive Loans.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Material Adverse Effect” means a material adverse effect on the business, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Non-Excluded Taxes” means such term as is defined in Section 3.13.

“Non-Extension Notice Date” means such term as defined in Section 2.3(b).

“Non-Reinstatement Notice Date” means such term as defined in Section 2.3(b).

“Note” or “Notes” means any Revolving Note.

“Notice of Borrowing” means, with respect to a borrowing of Revolving Loans, a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

“Overnight Rate” means, for any day, (i) with respect to any amount denominated in Dollars, the greater of (a) Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (ii) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means the purchase by a Lender of a participation in Loans as provided in Section 3.16 or in Letters of Credit as provided in Section 2.3(c).

“Parties” means the Borrower and each of the Lenders, including the Administrative Agent and the Syndication Agent.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.2.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by Bank of America in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Bank of America to any debtor).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Lender” means such term as defined in Section 3.12.

“Register” shall have the meaning given such term in Section 10.3(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Requesting Lender” shall have the meaning assigned to such term in Section 3.12.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of the Revolving Commitment, or if the Revolving Commitments have been terminated, Lenders having more than fifty percent (50%) of the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Loans and L/C Obligations (taking into account in each case Participation Interests or obligation to participate therein); provided that the Revolving Commitment of, and outstanding principal Dollar Amount (determined as of the most recent Determination Date) of Loans and L/C Obligations (taking into account Participation Interests therein or obligation to participate therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (whether statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

“Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, the Controller, any Vice President and the Treasurer of the Borrower.

“Revaluation Date” means each of the following: (i) each date of a making of a new Extension of Credit denominated in an Available Foreign Currency, (ii) each date of a continuation of a LIBOR Loan denominated in an Available Foreign Currency; and (iii) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and purchase participations in L/C Obligations, each in an aggregate principal Dollar Amount at any time outstanding of up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.1(a).

“Revolving Committed Amount” means, collectively, the aggregate amount of all of the Revolving Commitments and, individually, the amount of each Lender’s Revolving Commitment as specified in Schedule 2.1(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans and Competitive Loans in substantially the form attached as Schedule 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Obligations” means all Loans and all L/C Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Securities Laws” means the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means any financing transaction or series of financing transactions pursuant to which a member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payment receivables, rights to future lease payments or residuals or similar rights to payment (the “securitization receivables”) to a special purpose subsidiary or affiliate (a “securitization subsidiary”) or any other Person.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Available Foreign Currency.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such indebtedness, or (iv) to otherwise assure or hold harmless the holder of such indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the indebtedness in respect of which such Support Obligation is made.

“Syndication Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered borrowed money indebtedness for tax purposes, but is classified as a operating lease under GAAP.

“Termination Date” means, as to each Lender, the fifth anniversary of the Effective Date.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Unreimbursed Amount” has the meaning specified in Section 2.3(c)(i).

“Utilization Fee” shall have the meaning assigned to such term in Section 3.5(d).

“Utilization Period” means each calendar quarter, except that the initial Utilization Period shall commence on the Effective Date and the final Utilization Period shall end on the Termination Date.

1.2 Computation of Time Periods and Dollar Equivalents.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.1(a) hereof); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and amounts outstanding hereunder denominated in Available Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Loan, conversion, continuation or prepayment of a Loan, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Available Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Available Foreign Currency, with 0.5 of a unit being rounded upwards), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.5 Redenomination of Certain Available Foreign Currencies.

(a) Each obligation of the Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

1.6 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

CREDIT FACILITIES

2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars and Available Foreign Currencies (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, (ii) with regard to each Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of such Lender’s Revolving Commitment Percentage of Revolving Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount, and (iii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations in Available Foreign Currencies shall not at any time exceed SIX HUNDRED MILLION DOLLARS ($600,000,000) (the “Foreign Currencies Committed Amount”). Revolving Loans may consist of Base Rate Loans or LIBOR Loans, or a combination thereof, as the Borrower may request, and Revolving Loans denominated in Available Foreign Currencies shall consist solely of LIBOR Loans, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Loans denominated in Dollars, and on the fifth Business Day prior to the date of the requested borrowing in the case of all Loans denominated in Available Foreign Currencies. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, LIBOR Loans or a combination thereof, and if LIBOR Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder, in the case of Revolving Loans denominated in Dollars, or a LIBOR Loan in any other case. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal Dollar Amount of $5,000,000, in the case of LIBOR Loans, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Base Rate Loans, and integral multiples of $1,000,000 in excess thereof

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.17(b), or in such other manner as the Administrative Agent may specify in writing, by 12:00 noon (Charlotte, North Carolina time or local time where the deposit is to be made in Available Foreign Currency) on the date specified in the applicable Notice of Borrowing in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the earlier of (i) the Termination Date and (ii) the date that the Loans are accelerated pursuant to Section 8.2. Additionally, Revolving Loan payments may be due in part in accordance with Section 3.3(b).

(d) Interest. Subject to the provisions of Section 3.1:

(i) Base Rate Loans. During such periods as Revolving Loans shall comprise in whole or in part Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Rate;

(ii) LIBOR Loans. During such periods as Revolving Loans shall comprise in whole or in part LIBOR Loans, such LIBOR Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Rate plus (in the case of a LIBOR Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e) Revolving Notes. The Revolving Loans shall, at the option of each Lender, be evidenced by a duly executed Revolving Note in favor of each Lender in the form of Schedule 2.1(e) attached hereto.

(f) Maximum Number of LIBOR Loans. The Borrower will be limited to a maximum number of eight (8) LIBOR Loans outstanding at any time. For purposes hereof, LIBOR Loans with separate or different Interest Periods will be considered as separate LIBOR Loans even if their Interest Periods expire on the same date.

2.2 Competitive Loan Subfacility.

(a) Competitive Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Borrower may, during the Commitment Period, request and each Lender may, in its sole discretion, agree to make, Competitive Loans in Dollars and Available Foreign Currencies to the Borrower; provided, however, that (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of outstanding Competitive Loans shall not at any time exceed FOUR HUNDRED MILLION DOLLARS ($400,000,000) (the “Competitive Loan Maximum Amount”), and (ii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount. Each Competitive Loan shall be in an aggregate principal Dollar Amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining portion of the Competitive Loan Maximum Amount, if less).

(b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 2.2(b)-1 to the Administrative Agent by 12:00 Noon (Charlotte, North Carolina time) on a Business Day (x) not less than four (4) nor more than six (6) Business Days prior to the date of a requested Competitive Loan borrowing in Dollars and (y) not less than six (6) nor more than eight (8)

Business Days prior to the date of a requested Competitive Loan borrowing in Available Foreign Currencies. A Competitive Bid Request shall specify (i) the date of the requested Competitive Loan borrowing (which shall be a Business Day), (ii) the currency and amount of the requested Competitive Loan borrowing and (iii) the applicable Interest Periods requested. The Administrative Agent shall, promptly following its receipt of a Competitive Bid Request under this subsection (b), notify the affected Lenders of its receipt and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. The form of such notice is provided in Schedule 2.2(b)-2. No more than three (3) Competitive Bid Requests (i.e., the Borrower may request Competitive Bids for no more than three (3) different Interest Periods at any one time) shall be submitted at any one time and Competitive Bid Requests may be made no more frequently than once every five (5) Business Days.

(c) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Administrative Agent not later than 10:00 A.M. (Charlotte, North Carolina time) on the Business Day next succeeding the date of receipt by the Administrative Agent of the related Competitive Bid Request. A Lender may offer to make all or part of the requested Competitive Loan borrowing and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the currency and the minimum (which shall be not less than $1,000,000 and integral multiples of $500,000 in excess thereof) and maximum principal Dollar Amounts of the requested Competitive Loan or Loans as to which the Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. The form of such Competitive Bid is provided in Schedule 2.2(c). A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall promptly notify, but in no event later than 10:30 A.M. (Charlotte, North Carolina time), the Borrower of all Competitive Bids made and the terms thereof. The Administrative Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable (and in any event within two (2) Business Days following receipt of the bids).

(d) Submission of Competitive Bids by Agent. If the Administrative Agent, in its capacity as a Lender, elects to submit a Competitive Bid in response to any Competitive Bid Request, it shall submit such Competitive Bid directly to the Borrower one-half of an hour earlier than the latest time at which the other Lenders are required to submit their Competitive Bids to the Administrative Agent in response to such Competitive Bid Request pursuant to subsection (c) above.

(e) Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (e), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give telephone notification, which shall be binding, by 11:30 A.M. (Charlotte, North Carolina time) and confirmed with written notification substantially in the form of Schedule 2.2(e) of its acceptance of any or all such Competitive Bids to the Administrative Agent by 1:30 P.M. (Charlotte, North Carolina time) on the latest date on which notice of election to make a Competitive Bid is to be given to the Administrative Agent by the Lenders; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids within any one Interest Period only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) the Borrower may accept a portion of a Competitive Bid in the event, and to the extent, acceptance of the entire amount thereof would cause the Borrower to exceed the principal amount specified in the Competitive Bid Request, subject however to the minimum amounts provided herein (and provided that where two or more Lenders submit such a Competitive Bid at the same Competitive Bid Rate and for the same Interest Period, then pro rata between or among such Lenders) and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal Dollar Amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) hereof, then in a minimum principal Dollar Amount of $500,000 and integral multiples of $100,000 in excess thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) hereof, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Administrative Agent shall, not later than 12:00 Noon (Charlotte, North Carolina time) on the date of receipt by the Administrative Agent of a notification from the Borrower of its acceptance and/or refusal of Competitive Bids, notify each affected Lender of its receipt and the contents thereof. Upon its receipt from the Administrative Agent of notification of the Borrower’s acceptance of its Competitive Bid in accordance with the terms of this subsection (e), each successful bidding Lender will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

(f) Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 10.1, or at such other office as the Administrative Agent may designate in writing, by 1:30 P.M. (Charlotte, North Carolina time) on the date specified in the Competitive Bid Request in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by crediting the account designated by the Borrower.

(g) Maturity of Competitive Loans. Each Competitive Loan shall mature and be due and payable in full on the last day of the Interest Period applicable thereto, unless accelerated sooner pursuant to Section 8.2. Unless the Borrower shall give notice to the Administrative Agent otherwise, the Borrower shall be deemed to have requested a Revolving Loan borrowing in the principal amount and currency of the maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

(h) Interest on Competitive Loans. Subject to the provisions of Section 3.1, Competitive Loans shall bear interest in each case at the Competitive Bid Rate applicable thereto. Interest on Competitive Loans shall be payable in arrears on each Interest Payment Date.

(i) Competitive Loan Notes. The Competitive Loans made by each Lender shall be evidenced by a Revolving Note.

2.3 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A)(1) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars and Available Foreign Currencies for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.3, from time to time on any Business Day to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations outstanding shall not exceed the Aggregate Revolving Committed Amount, (x) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of each Lender’s Revolving Commitment Percentage of Revolving Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount, (y) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations in Available Foreign Currencies outstanding shall not exceed the Foreign Currencies Committed Amount and (z) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of L/C Obligations outstanding shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.3(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Termination Date, unless (1) all the Lenders have approved such expiry date or (2) the L/C Obligations relating to such proposed Letter of Credit and all Letter of Credit fees to accrue while such Letter of Credit is to be outstanding are Cash Collateralized on or before the day that is 15 days prior to the Termination Date then in effect in the manner described in Section 2.3(g);

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to borrowers generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000; or

(D) a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer

Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit; Auto-Reinstatement Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Borrower or its Subsidiaries, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Notice Date”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Foreign Currency, the Borrower shall reimburse the L/C Issuer in such Foreign Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Foreign Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 A.M. (local time in the place where such payment is required to be made pursuant to Section 3.17(b)) (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan that is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Notice of Borrowing) and provided that, after giving effect to such Revolving Loan, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s notice address as specified in Section 10.1 for Dollar-denominated payments in an amount equal to its Revolving Committed Percentage of the Unreimbursed Amount not later than 1:00 P.M. (Charlotte, North Carolina time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 3.16 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Loans and all other amounts payable hereunder and the termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency or other similar law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent or any of their Affiliates, or any of the partners, directors, officers, employees, agents and advisors of the L/C Issuer, the Administrative Agent or any of their Affiliates, nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent or any of their Affiliates, or any of the partners, directors, officers, employees, agents and advisors of the L/C Issuer, the Administrative Agent or any of their Affiliates, nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, (x) the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence, and (y) the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Termination Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations. Section 8.2(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.3 and Section 8.2(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, any principal of and, to the extent permitted by law, interest on the Loans and any other amounts then due and owing hereunder or under the other Credit Documents shall, at the discretion of the Required Lenders or the Administrative Agent, bear interest, payable on demand, at a fluctuating interest rate per annum at all times equal to the Default Rate.

3.2 Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (a) except as provided in Sections 3.8, 3.9 and 3.11, LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) any LIBOR loan may be extended, and any Base Rate Loan may be converted to a LIBOR Loan only if the conditions in Section 4.2 have been satisfied, (c) Loans extended as, or converted into, LIBOR Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), and (d) any request for extension of or conversion to a LIBOR Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a LIBOR Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Loan as, or conversion of a Base Rate Loan into, a LIBOR Loan, the date of the proposed extension or conversion, specifying (A) the date of the proposed extension or conversion, (B) the Loans to be so extended or converted, (C) the types of Loans into which such Loans are to be converted and, if appropriate, (D) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in subsections (a) through (d) of Section 4.2. In the event the Borrower fails to request extension of or conversion to any LIBOR Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then (i) in the case of a LIBOR Loan denominated in Dollars, such LIBOR Loan shall be continued as a LIBOR Loan denominated in Dollars at the end of the Interest Period applicable thereto for an Interest Period of one month, and (ii) in the case of LIBOR Loans in an Available Foreign Currency, such LIBOR Loan shall be automatically continued as a LIBOR Loan in the same Available Foreign Currency, for an Interest Period of one month. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3 Prepayments.

(a) Voluntary Prepayments. Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Loans and Competitive Loans may be prepaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Base Rate Loans may be prepaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) prepayments of LIBOR Loans must be accompanied by payment of any amounts owing under Section 3.14, and (iii) partial prepayments shall be in minimum principal Dollar Amounts of $5,000,000, in the case of LIBOR Loans, or $1,000,000, in the case of Base Rate Loans, and in integral multiples of $1,000,000 in excess thereof.

(b) Mandatory Prepayments. If at any time, (i) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Revolving Obligations in Available Foreign Currencies shall exceed the Foreign Currencies Committed Amount or (iii) the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Competitive Loans shall exceed the Competitive Loan Maximum Amount, the Borrower shall immediately make payment on the Loans and Cash Collateralize the L/C Obligations in an amount sufficient to eliminate such excess amount.

(c) Application of Mandatory Repayments. Mandatory prepayments made pursuant to Section 3.3(b) shall be applied first to Revolving Loans which are Base Rate Loans, then to Revolving Loans which are LIBOR Loans in direct order of Interest Period maturities, then (after all Revolving Loans have been repaid) to Competitive Loans in direct order of Interest Period maturities and then (after all Revolving Loans and all Competitive Loans have been repaid) to Cash Collateralize the L/C Obligations. All mandatory prepayments made pursuant to Section 3.3(b) shall be subject to Section 3.14 and be accompanied by interest on the principal amount prepaid through the date of prepayment. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

3.4 Termination and Reduction of the Revolving Commitment.

(a) Voluntary Reductions. The Revolving Commitments may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that (i) after giving effect to any voluntary reduction, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of Loans outstanding shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal Dollar Amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b) Mandatory Reduction. The Revolving Commitments hereunder shall terminate on the Termination Date.

3.5 Fees.

(a) Facility Fee. In consideration of the Revolving Commitments hereunder, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of each Lender in accordance with its Applicable Rate a facility fee (the “Facility Fee”) equal to the Applicable Rate multiplied by the average daily Aggregate Revolving Committed Amount in effect from time to time, regardless of usage. The Facility Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), calculated on an actual/360-day basis, beginning with the first such date to occur after the Effective Date and ending on the Termination Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Competitive Bid Request Fee. The Borrower agrees to pay to the Administrative Agent such fees (the “Competitive Bid Request Fee”) in connection with Competitive Bid Requests hereunder as may be agreed upon between the Borrower and the Administrative Agent. Unless otherwise agreed, the Competitive Bid Request Fee shall be paid quarterly in arrears.

(c) Other Fees. The Borrower agrees to pay to the Administrative Agent and the Syndication Agent, for their own respective accounts, fees in the amounts and at the times referred to in the Fee Letter.

(d) Utilization Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment a utilization fee (the “Utilization Fee”) equal to the Applicable Rate multiplied by the average daily LIBOR Loans outstanding under this Credit Agreement when the Average Outstanding Revolving Obligations for any Utilization Period equals or exceeds 50% of the average of the daily Aggregate Revolving Committed Amount for such Utilization Period. The Utilization Fee shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), calculated on an actual/360-day basis, beginning with the first such date to occur after the Effective Date. The Utilization Fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect.

(e) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, in Dollars, a Letter of Credit fee (i) for each commercial Letter of Credit equal to the Applicable Rate for Commercial Letter of Credit Fees times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate for Standby Letter of Credit Fees times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (the Letter of Credit fees referred to in clauses (i) and (ii) above, collectively, the “Letter of Credit Fees”). For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Termination Date. If there is any change in the

Applicable Rate for LIBOR Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate for LIBOR Loans separately for each period during such quarter that such Applicable Rate for LIBOR Loans was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(f) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.125% per annum computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the 15th day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date, and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

3.6 LIBOR Reserve Compensation.

For so long as any Lender maintains reserves against “eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on any LIBOR Loans is determined), and, as a result, the cost to such Lender of making or maintaining any of its LIBOR Loans is increased, then such Lender may require the Borrower to pay, contemporaneously with each payment of interest on such LIBOR Loans of such Lender, additional interest at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBOR Rate divided by (B) one minus the LIBOR Reserve Percentage over (ii) the applicable LIBOR Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the LIBOR Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall furnish to the Borrower at least five (5) Business Days prior to each date on which interest is payable on the LIBOR Loans a certificate setting forth the amount to which such Lender is then entitled under this Section 3.6 (which shall be consistent with such Lender’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Borrower may reasonably request as to the computation set forth therein.

3.7 Capital Requirements.

If any Lender or the L/C Issuer has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender or the L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender or the L/C Issuer could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or the L/C Issuer’s policies with respect to capital adequacy), then, upon notice from such Lender or the L/C Issuer, as the case may be, to the Borrower, the Borrower shall be obligated to pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such reduction. Each determination by any such Lender or the L/C Issuer, as the case may be, of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. Such Lender or the L/C Issuer, as the case may be, will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

3.8 Unavailability.

In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Loan of any amount, Interest Period or currency, the Administrative Agent shall have determined or shall have been notified by the Required Lenders (a) that deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender, or that reasonable means do not exist for ascertaining the LIBOR Rate for any such Loan, or (b) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, the Administrative Agent shall promptly give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Loan of the affected amount, Interest Period or currency, or a conversion to or continuation of a LIBOR Loan of the affected amount, Interest Period or currency shall be deemed rescinded. If the Administrative Agent at any time determines that: (i) the euro has ceased to be utilized as the basic accounting unit of the European Community; (ii) for reasons affecting the market in euros generally, euros are not freely traded between banks internationally; or (iii) it is illegal, impossible or impracticable for payments to be made hereunder in euro, then the Administrative Agent may, in its discretion declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision, would have been payable in the euro shall be made in a component currency of the euro or Dollars (as selected by the Administrative Agent (the “Selected Currency”) and the amount to be so paid shall be calculated on the basis of the equivalent of the euro in the Selected Currency). Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.9 Illegality.

(a) Notwithstanding any other provision herein, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Credit Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender or the L/C Issuer to make Extensions of Credit denominated in any Available Foreign Currency to the Borrower, as contemplated by this Credit Agreement, then such Lender, together with Lenders giving notice under Sections 3.8 and 3.10, shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(A) such Lender may declare that LIBOR Loans (or, in the case of a circumstance described in clause (ii) above, the L/C Issuer may declare that Letters of Credit) in the affected currency or currencies will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon (x) any request for a LIBOR Loan in the affected currency or currencies shall, as to such Lender only (1) if such Loan is not a Foreign Currency Loan, be deemed a request for a Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrower), unless such declaration shall be subsequently withdrawn and (2) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn, and (y) any request for a Letter of Credit in the affected currency or currencies shall be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(B) such Lender may require that all outstanding LIBOR Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (x) if such Loans are not Foreign Currency Loans, converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (y) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrower as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clauses (i) or (ii) above with respect to any Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Loans.

(b) For purposes of this Section 3.9, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.10 Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or the L/C Issuer, or compliance by any Lender or the L/C Issuer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender or the date on which the L/C Issuer becomes the L/C Issuer):

(a) shall subject such Lender or the L/C Issuer to any tax of any kind whatsoever with respect to any LIBOR Loans or Letters of Credit made by it or its obligation to make LIBOR Loans or L/C Credit Extensions, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for (i) Non-Excluded Taxes covered by Section 3.13 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender or the L/C Issuer, as the case may be, to comply with its obligations under Section 3.13(b)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or the L/C Issuer, as the case may be, or its applicable Lending Office, branch, or any affiliate thereof);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (except (x) any reserve requirement contemplated by Section 3.6 and (y) the requirements of the Bank of England and the Financial Services Authority of the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer which is not otherwise included in the determination of the LIBOR Rate hereunder;

(c) shall result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining LIBOR Loans; or

(d) shall impose on such Lender or the L/C Issuer any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or the L/C Issuer, as the case may be, by an amount which such Lender or the L/C Issuer, as the case may be, deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or making L/C Credit Extensions or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender or the L/C Issuer, as the case may be, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender or the L/C Issuer, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender or the L/C Issuer, as the case may be, for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the LIBOR Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.13. If any Lender or the L/C Issuer becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or the L/C Issuer, as the case may be, and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or the L/C Issuer, as the case may be,, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.11 Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Administrative Agent shall have reasonably determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Base Rate Loans or such request shall be cancelled, (b) any affected LIBOR Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Borrower, in Dollars as Base Rate Loans and (c) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans shall be converted to or continued, at the sole option of the Borrower, in Dollars as Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans in the affected currency shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to such affected LIBOR Loans.

3.12 Replacement of Lenders.

If any Lender requests compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, or any Lender’s obligation to make or continue, or to convert Loans of any type into the other type of Loan, shall be suspended pursuant to Section 3.8, 3.9 or 3.11 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Borrower, upon three Business Days’ notice, may require that such Requesting Lender transfer all of its right, title and interest under this Credit Agreement and such Requesting Lender’s Revolving Note to any bank or other financial institution (a “Proposed Lender”) identified by the Borrowers that is reasonably satisfactory to the Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest accrued thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts payable hereunder to such Requesting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Article III as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 3.6, 3.7, 3.10 or 3.13, such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Sections, or with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender. Subject to the provisions of Section 10.3, such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 3.6, 3.7, 3.10, 3.13 and 10.5 (without duplication of any payments made to such Requesting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 3.12 with respect to the time prior to such replacement.

3.13 Taxes.

(a) Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding (A) taxes measured by or imposed upon the overall net income of any Lender or the L/C Issuer or its applicable Lending Office, or any branch or affiliate thereof, and (B) all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Lender or the L/C Issuer or its applicable Lending Office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes, imposed: (i) by the jurisdiction under the laws of which such Lender or the L/C Issuer, as the case may be, or its applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and such Lender or the L/C Issuer, as the case may be, or its applicable Lending Office, branch or affiliate other than a connection arising solely from such Lender or the L/C Issuer, as the case may be, having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent, any Lender or the L/C Issuer hereunder or under any Notes, (A) the amounts so payable to the Administrative Agent, such Lender or the L/C Issuer shall be increased to the extent necessary to yield to the Administrative Agent, such Lender or the L/C Issuer (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender or the L/C Issuer that is not incorporated under the laws of the United States of America or a state thereof if such Lender or the L/C Issuer fails to comply with the requirements of paragraph (b) of this subsection whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account, for the account of such Lender or for the account of the L/C Issuer, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the L/C Issuer for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, any Lender or the L/C Issuer as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Lender and L/C Issuer that is not incorporated under the laws of the United States of America or a state thereof shall:

(i) (A) on or before the date of any payment by the Borrower under this Credit Agreement or Notes to such Lender or the L/C Issuer, as the case may be, deliver to the Borrower and the Administrative Agent two (2) duly completed copies of applicable United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement and any Notes without deduction or withholding of any United States federal income taxes;

(B) deliver to the Borrower and the Administrative Agent two (2) further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(ii) in the case of any such Lender or L/C Issuer that is not a “bank” within the meaning of Section 881 (c)(3)(A) of the Internal Revenue Code, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent two (2) accurate: and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s or L/C Issuer’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Internal Revenue Code with respect to payments to be made under this Credit Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two (2) further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender or L/C Issuer to an exemption from withholding with respect to payments under this Credit Agreement and any Notes;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender or L/C Issuer hereunder which renders all such forms inapplicable or which would prevent such Lender or L/C Issuer from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender, a participant of a Lender pursuant to Section 10.3 or the L/C Issuer shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a participant of a Lender the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

3.14 Indemnity.

The Borrower shall pay to each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur (excluding loss of profit and other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans and Competitive Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a LIBOR Loan or a Competitive Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement or (c) the making of a prepayment of LIBOR Loans or Competitive Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to LIBOR Loans and Competitive Loans, such payment may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market (but excluding loss of profits). The covenants of the Borrower set forth in this Section 3.14 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.15 Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans. Each Revolving Loan, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Facility Fees, each payment of Utilization Fees, each payment of the Letter of Credit Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans and Participation Interests. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated to (i) the Competitive Loan bearing the highest interest rate, (ii) if two or more Competitive Loans each bear the same interest rate, which is the highest interest rate among all Competitive Loans then outstanding, then pro rata among such Competitive Loans (iii) should such prepayment extinguish such Competitive Loans, then any remaining prepayment shall be applied to each of the remaining Competitive Loans with the highest interest rate and (iv) any remaining payment or prepayment shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans.

(b) Advances.

(i) Funding by Lenders; Presumption by Administrative Agent. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its ratable share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by such Lender within the time period specified therefor hereunder, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Overnight Rate for a period of two (2) Business Days, and thereafter at the Base Rate, for the period until such Lender makes such amount immediately available to the Administrative Agent. If such Lender does not pay such amounts to the Administrative Agent forthwith upon demand, the Administrative Agent may notify the Borrower and request the Borrower to pay such amount to the Administrative Agent with interest at the Base Rate not later than 4:00 P.M. (Charlotte, North Carolina time) on the following Business Day. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. Nothing in the preceding shall act or be construed as a waiver of any claims or right of action that the Borrower may have against any Lender that defaults on the payment to the Administrative Agent thereby causing the Borrower to repay the Administrative Agent such amount advanced.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, as the case may be, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, the L/C Issuer or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

3.16 Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Overnight Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

3.17 Payments, Computations, Etc.

(a) Each payment on account of an amount due from the Borrower hereunder or under any other Credit Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Upon request, the Administrative Agent will give the Borrower a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrower to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. The Borrower agrees that its obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in immediately available funds, without offset, deduction,

counterclaim or withholding of any kind, not later than 2:00 P.M. (local time in the place where such payment is required to be made pursuant to this subsection (b)) on the date when due, to the account specified on Schedule 3.17(b) or at such other place as may be designated by the Administrative Agent to the Borrower in writing. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. In the event that Borrower desires to make any payments hereunder by wire transfer initiated outside of the United States that is originated by any Person other than the Borrower, the Borrower shall provide the Administrative Agent with one Business Day’s prior written notice containing the name, address, telephone and facsimile numbers of the wire transfer originator and the originator’s relationship to the Borrower. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders subject to the terms of Section 3.15(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 12:00 Noon (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of LIBOR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(c) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the L/C Issuer or any Lender on account of the Revolving Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent pursuant to the terms of the Credit Documents;

THIRD, to the payment of all permitted reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the L/C Issuer and the Lenders in connection with enforcing its rights under the Credit Documents with respect to the Extensions of Credit owing to such Lender or the L/C Issuer, as applicable;

FOURTH, to the payment of all accrued interest and fees on or in respect of Extensions of Credit under the Credit Documents;

FIFTH, to (a) the payment of the outstanding principal amount of the Loans and L/C Borrowings under the Credit Documents and (b) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

SIXTH, to all other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders and the L/C Issuer shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Extensions of Credit held by such Lender bears to the aggregate then outstanding Extensions of Credit) of amounts available to be applied pursuant to clauses “FOURTH” and “SIXTH” above.

3.18 Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 3.7 or 3.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Commitment of such Lender or the affected Loans of such Lender through another Lending Office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 3.7 or 3.13 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitment or Loans through such other Lending Office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitment or Loans or would not be otherwise disadvantageous to the interests of such Lender.

3.19 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts and currencies of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make diligent efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, currency, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make diligent efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

3.20 Increase in Revolving Commitments.

(a) Request for Increase. Provided no Event of Default exists and is continuing and the Borrower has made no voluntary reduction of the Aggregate Revolving Committed Amount pursuant to Section 3.4, upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Aggregate Revolving Committed Amount by an amount (for all such requests) not exceeding THREE HUNDRED MILLION DOLLARS ($300,000,000); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of five such requests.

(b) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may, at its option, request that the existing Lenders provide for any such increase in the Aggregate Revolving Committed Amount or invite additional banks to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. To the extent the Borrower seeks any increase from existing Lenders, it shall (in consultation with the Administrative Agent) specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(c) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Committed Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(d) Effective Date and Allocations. If the Aggregate Revolving Committed Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Credit Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 3.20, the representations and warranties contained in subsections (a) and (b) of Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Committed Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 3.16 or 10.6 to the contrary.

ARTICLE IV

CONDITIONS

4.1 Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of the L/C Issuer and each Lender to make the initial Extensions of Credit hereunder is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement and Credit Documents. Receipt of (i) multiple counterparts of this Credit Agreement and (ii) a Revolving Note for each Lender, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinion. Receipt of multiple counterparts of a legal opinion of counsel to the Borrower, relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent which opinion shall include, without limitation, an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated thereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any indebtedness of the Borrower or under any of the Borrower’s corporate instruments and material agreements.

(c) Corporate Documents. Receipt of the following (or their equivalent) for the Borrower:

(i) Articles of Incorporation. Copies of the certificate of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

(ii) Resolutions. Copies of resolutions of the Board of Directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. Copies of the bylaws or comparable operating agreement certified by a secretary or assistant secretary as of the Effective Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. A certificate of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authority of the state of organization.

(v) Secretary’s Certificate. A Secretary’s certificate for the Borrower dated as of the Effective Date substantially in the form of Schedule 4.1 (c)(v) with appropriate insertions and attachments.

(d) Fees. Receipt of all fees, if any, then owing pursuant to the Fee Letter, Section 3.5 or pursuant to any Credit Documents.

(e) Section 4.2 Conditions. The conditions specified in Section 4.2 shall be satisfied if an Extension of Credit is made on the Effective Date.

(f) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

(g) Payment Instructions. Receipt by the Administrative Agent of payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Effective Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(h) Financial Information. Receipt by the Administrative Agent of the consolidated financial statements of the Borrower and its consolidated subsidiaries referred to in Section 5.1; provided, that financial statements required to be delivered pursuant to this sentence may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(i) No Material Adverse Effect. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer certifying (i) no Material Adverse Effect has occurred since April 2, 2005 and (ii) there is no pending litigation, proceeding or bankruptcy with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(j) Debt Rating. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer certifying the current Debt Rating.

(k) Termination of Existing Facilities.

(i) Receipt by the Administrative Agent of evidence satisfactory to it of (A) the payment of all principal of and interest on any loans outstanding under, and of all accrued fees under that certain 364-Day Revolving Credit Agreement (the “Existing 364-Day Agreement”) dated as of October 1, 2004 by and among the Borrower, the lenders listed therein and Bank of America, N.A., as administrative agent, as amended or amended and restated from time to time, and (B) the satisfaction of all obligations, termination of all commitments under, and cancellation or expiration of, the Existing 364-Day Agreement.

(ii) Receipt by the Administrative Agent of evidence satisfactory to it of (A) the payment of all principal of and interest on any loans outstanding under, and of all accrued fees under that certain Five-Year Revolving Credit Agreement (the “Existing Five-Year Agreement”) dated as of October 4, 2002 by and among the Borrower, the lenders listed therein and Wachovia Bank, National Association, as administrative agent, as amended or amended and restated from time to time, and (B) the satisfaction of all obligations, termination of all commitments under, and cancellation or expiration of, the Existing Five-Year Agreement.

4.2 Conditions to All Extensions of Credit.

The obligation of each Lender and the L/C Issuer to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date, which shall be true and correct in all material respects as of such earlier date, and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Additional Conditions to Revolving Loans. If a Revolving Loan is requested pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

(d) Additional Conditions to Competitive Loans. If a Competitive Loan is requested pursuant to Section 2.2, all conditions set forth therein shall have been satisfied.

(e) Additional Conditions to L/C Credit Extensions. If an L/C Credit Extension is requested pursuant to Section 2.3, all conditions set forth therein shall have been satisfied.

(f) Officer’s Certificate. With respect only to the initial Extension of Credit made hereunder, the Administrative Agent shall have received a Notice of Borrowing (or L/C Application, if applicable) and a certificate of a Responsible Officer certifying that (i) the Borrower is solvent as of the date the initial Extension of Credit is made, (ii) the Borrower is in pro forma compliance with the covenant in Section 6.6 both before and after giving effect to any Extensions of Credit to be made on the date the initial Extension of Credit is made; and (iii) the Borrower has satisfied any other conditions mutually agreeable to the parties.

(g) Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by each of the Borrower as of the date of such Extension of Credit that the conditions in paragraphs (a) through (e) of this Section have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the L/C Issuer to enter into this Credit Agreement and to make Extensions of Credit herein provided for, the Borrower hereby represents and warrants to the Administrative Agent, each Lender and the L/C Issuer that:

5.1 Financial Condition.

Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders), have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments:

(a) audited consolidated balance sheet of the Borrower and its consolidated subsidiaries dated as of December 31, 2004, together with related statements of income and cash flows certified by PricewaterhouseCoopers LLP, certified public accountants; and

(b) a company-prepared consolidated condensed balance sheet of the Borrower and its consolidated subsidiaries dated as of April 2, 2005, together with related consolidated condensed statements of income and cash flows.

5.2 Organization; Existence.

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.3 Power; Authorization; Enforceable Obligations.

The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or with the execution, delivery or performance of any Credit Documents by the Borrower (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission (or the laws, rules and regulations administered by it), and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Borrower. Each Credit Document to which it is a party and all materials provisions therein constitute valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms and shall provide the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles,.

5.4 Conflict.

The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds of the Extensions of Credit will not (a) violate in any material respect any Requirement of Law applicable to the Borrower (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.

5.5 No Material Litigation.

Except as set forth on Schedule 5.5 no claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any member of the Consolidated Group or against any of their respective properties which (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) is reasonably likely to have a Material Adverse Effect.

5.6 No Default.

No Default or Event of Default has occurred and is continuing.

5.7 Taxes.

Except for such tax-related litigation disclosed on Schedule 5.7, the Borrower and each of its Subsidiaries have timely filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the best knowledge of the Borrower, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed with respect to any such tax, fee or other charge.

5.8 ERISA.

Except as is not reasonably likely to have a Material Adverse Effect:

(a) (i) No ERISA Event has occurred during the five-year period ending on the date this representation is made or deemed made or is reasonably expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan (other than a Multiemployer Plan) and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan (other than a Multiemployer Plan); (iii) each Plan (other than a Multiemployer Plan) has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, and (v) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) No member of the Consolidated Group nor any ERISA Affiliate has •incurred, or, to the knowledge of the Borrower, could be reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.

(c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(1) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending, or to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.

(d) No member of the Consolidated Group nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement No. 106.

5.9 Governmental Regulations, Etc.

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any “margin stock” within the meaning given such term under Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations thereunder, and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

(b) The Borrower is not (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.10 Purpose of Extensions of Credit.

The Extensions of Credit will be used (a) to provide general working capital, (b) for general corporate purposes, including acquisitions and payment of debt and (c) to support or back up the issuance of commercial paper and industrial revenue bonds by the Borrower.

5.11 Compliance with Laws; Contractual Obligations.

The Borrower and its Subsidiaries are in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor its Subsidiaries are in default under or with respect to any of its contractual obligations in any respect which could reasonably be expected to have a Material Adverse Effect.

5.12 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading, except for inaccuracies or omissions which could not reasonably be expected to have a Material Adverse Effect. There is no fact now known to the Borrower which could reasonably be expected to have a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders prior to the date hereof, or in any certificate, opinion or other written statement made or furnished by the Borrower to the Administrative Agent and/or the Lenders prior to the date hereof.

5.13 Environmental Matters.

Except as set forth on Schedule 5.13:

(a) To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the Borrower (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b) To the knowledge of the Borrower or except where such violation or contamination could not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the members of the Consolidated Group at the Properties are in compliance, and have in the last five years been in compliance, in all respects with all applicable

Environmental Laws, and there is no contamination by Materials of Environmental Concern at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the members of the Consolidated Group (the “Business”).

(c) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, none of the members of the Consolidated Group has received any written notice of violation, alleged violation, non-compliance, liability or potential liability arising under Environmental Laws with regard to any of the Properties or the Business.

(d) To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action, to the knowledge of the Borrower, is pending or threatened under any Environmental Law to which any of the members of the Consolidated Group is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business which could reasonably be expected to have a Material Adverse Effect.

(f) To the knowledge of the Borrower or except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the members of the Consolidated Group in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as this Credit Agreement is in effect and until all of the Revolving Commitments have been terminated, no Loans or Letter of Credit remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

6.1 Financial Statements.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a) Audited Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year, an audited consolidated balance sheet of the Borrower and its subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such fiscal year, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm (the “Auditor”) as to whether such financial statements present fairly, in all material respects, the Borrower’s financial position, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a report of management on the Borrower’s internal control over financial reporting pursuant to Item 308(a) of Regulation S-K promulgated under the Exchange Act, a report of the Auditor on management’s assessment of the Borrower’s internal control over financial reporting pursuant to Item 308(b) of Regulation S-K promulgated under the Exchange Act, and an independent assessment by the Auditor as to the effectiveness of the Borrower’s internal control over financial reporting; and

(b) Company-Prepared Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters, a company-prepared consolidated balance sheet of the Borrower and its subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income, retained earnings, shareholders’ equity and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.3.

6.2 Certificates; Other Information.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:

(a) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period the Borrower has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include the calculations required to indicate compliance with Section 6.6. A form of Officer’s Certificate is attached as Schedule 6.2(a).

(b) Public Information. Within thirty days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 6.1) and other financial information which the Borrower sends to its public stockholders, and within thirty days after the same are filed, copies of all financial statements and non-confidential reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(c) Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, including, without limitation, any information requested pursuant to the Administrative Agent’s or any Lender’s customer identification program or anti-money laundering program under the Bank Secrecy Act.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as publicly available information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.3 Maintenance of Existence and Compliance with Law.

(a) The Borrower will preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business.

(b) The Borrower will, and will cause its Subsidiaries to, (i) comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA matters) applicable to them except to the extent that failure to comply with all Requirements of Law would not, in the aggregate, have a Material Adverse Effect, and (ii) without limiting the generality of clause (i), comply in all respects with all Requirements of Law in the use of proceeds of the Loans.

(c) The Borrower will, and will cause its Subsidiaries to, perform and satisfy its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.

6.4 Maintenance of Property; Insurance.

The Borrower will, and will cause its Subsidiaries to, keep all material property necessary in its business in reasonably good working order and condition (ordinary wear and tear and obsolescence excepted); maintain casualty insurance (including self-insurance) with such coverage and deductibles, and in such amounts as determined by Borrower in its good faith business judgment; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

6.5 Inspection of Property; Books and Records; Discussions.

(a) The Borrower will, and will cause its Subsidiaries to, keep proper corporate books and financial records in relation to its businesses and activities in conformity with GAAP and Requirements of Law.

(b) The Borrower will, and will cause its Subsidiaries to, permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client, work product or other privilege and materials which the Borrower and its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon the Borrower or its Subsidiaries), and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.

6.6 Consolidated Funded Debt to Total Capitalization Ratio.

The Consolidated Funded Debt to Total Capitalization Ratio will not at any time exceed 60%.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as this Credit Agreement is in effect and until all of the Revolving Commitments have been terminated, no Loans or Letters of Credit remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full:

7.1 Negative Pledge.

The Borrower will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien on any of its respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a) Liens existing on the date hereof and securing indebtedness outstanding on the date hereof, each of which is set forth on Schedule 7.1;

(b) Liens securing inter-company indebtedness owed to members of the Consolidated Group other than Liens securing inter-company indebtedness owed by the Borrower;

(c) Liens on property and assets of any Person existing at the time such Person becomes a member of the Consolidated Group and not created in contemplation thereof, and provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(d) Liens on property or assets securing indebtedness incurred or assumed for the purpose of financing all or any part of the costs of acquiring, improving or constructing such property or assets; provided that (i) with respect to real property (and personal property constituting a part of a project which is the subject of an industrial revenue bond, private activity bond, solid waste disposal bond or similar financing), such Lien attaches concurrently with or within eighteen (18) months after the date of acquisition, completion, construction or improvement (including without limitation liens in connection with industrial revenue bonds, private activity bonds, solid waste disposal bonds or other similar financing activity), (ii) with respect to personal property (other than the personal property referenced in clause (i) hereof), such Lien attaches concurrently with or within six (6) months after the date of acquisition, and (iii) such Lien shall extend only to the property or asset to be acquired or improved with such financing;

(e) Liens on property and assets prior to the acquisition thereof and not created in contemplation thereof, provided that such Lien shall not extend to any other property of members of the Consolidated Group;

(f) Liens arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by a Lien permitted by any of the foregoing clauses of this Section, provided that (i) such indebtedness is not secured by any additional property or assets, and (ii) the amount of such indebtedness secured by such Lien is not increased;

(g) Liens incidental to the conduct of their business or the ownership of their assets that arise out of transactions involving the sale or purchase of goods or services on a consignment basis and that do not (i) secure Funded Debt or (ii) in the aggregate materially detract from the value of the assets or materially impair the use thereof in the operation of business;

(h) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(j) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(k) Liens on accounts and receivables established or arising in connection with a securitization of such accounts or accounts receivable or a secured borrowing of money that requires the pledge of or a security interest in such accounts and receivables, provided that (i) such Lien encumbers only the accounts and receivables which are the subject of the securitization, and (ii) in the case of a secured borrowing of money any such Lien shall at all times be confined solely to such accounts and receivables that are required to secure such borrowing; and

(l) Liens not otherwise permitted by the foregoing clauses of this Section securing Funded Debt (other than the loans and obligations owing hereunder) in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

7.2 Consolidation, Merger and Sale of Assets.

(a) The Borrower will not enter into a transaction of merger or consolidation, except the Borrower may enter into a transaction of merger or consolidation with any other Person so long as (A) the Borrower is the surviving entity, and (B) no Default or Event of Default will exist immediately after giving effect thereto.

(b) The Borrower will not convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) 50% or more of the consolidated assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so (including a merger or consolidation of a Subsidiary where the Subsidiary is not the surviving entity), except that the Borrower may dispose of assets to Subsidiaries and any Subsidiary of the Borrower may dispose of assets to any other Subsidiary of the Borrower, provided, in each case, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

7.3 Use of Proceeds.

The Borrower shall not use the proceeds of any Extension of Credit, directly or indirectly, to purchase or carry margin stock (in violation of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the failure (i) to pay when due any principal of any Loan or L/C Obligation; or (ii) to pay within five (5) Business Days following receipt by the Borrower of notice that any interest, fees or other amounts owing hereunder or under any of the other Credit Documents is due (provided that notice hereunder shall be deemed satisfied by any regular invoice or other similar payment correspondence and does not require any type of special notice of late payment); or

(b) any representation, warranty, certification or statement made or deemed made by the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered pursuant hereto or thereto, shall prove untrue or misleading in any material respect when made or deemed made; or

(c) the failure to observe or perform those covenants contained in Sections 6.3(a), (with respect to existence), 6.5(b), 6.6 or in Article VII; or

(d) the failure to observe or perform any other covenants or agreements contained herein or in the other Credit Documents (other than those covered by the foregoing clauses (a), (b) or (c) of this Section), and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) first knowledge thereof by the Borrower and (ii) notice by the Administrative Agent to the Borrower thereof; or

(e) with respect to Funded Debt of the Borrower and its wholly owned Subsidiaries (other than Funded Debt hereunder) in excess of $85,000,000 in principal amount, (i) there shall occur a default in the payment of any principal or interest amount when due (beyond applicable grace or cure periods, if any) of any such Funded Debt, or (ii) the principal amount of any such Funded Debt shall be declared due and payable or required to be repaid prior to its stated maturity, whether by acceleration, mandatory prepayment or otherwise; or

(f) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(g) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(h) one or more judgments or orders for the payment of money in an aggregate amount in excess of $85,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed or unbonded for a period of thirty (30) days; or

(i) the Borrower or any member of the Controlled Group shall fail to pay when due any amount in excess of $85,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 42l9(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition of which the Borrower has knowledge shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of thirty (30) days after the date of filing; or

(k) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the outstanding shares of the voting stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower shall have been removed or replaced within a 12 month period as the result of a merger, consolidation or similar business combination involving the Borrower.

8.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any or any combinations of the following actions:

(a) Termination of the Revolving Commitments. Declare the Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions terminated, whereupon the Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions shall be immediately terminated.

(b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to the Administrative Agent and/or any of the Lenders hereunder to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Cash Collateralization. Require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then outstanding amount thereof).

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, whether at law or in equity.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(f) or (g) shall occur, then the Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees, and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as

aforesaid shall automatically become effective without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.

ARTICLE IX

AGENCY PROVISIONS

9.1 Appointment.

Each Lender and the L/C Issuer hereby designates and appoints Bank of America as administrative agent of such Lender to act as specified herein and in the other Credit Documents, and each Lender and the L/C Issuer hereby authorizes the Administrative Agent as the Administrative Agent for such Lender and the L/C Issuer, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender and the L/C Issuer further directs and authorizes the Administrative Agent to execute releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender or the L/C Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent, the L/C Issuer and the Lenders; the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its affiliates.

9.2 Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions.

The Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person in good faith under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders or the L/C Issuer for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender or the L/C Issuer for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or the L/C Issuer or by or on behalf of the Borrower to the Administrative Agent, any Lender or the L/C Issuer or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Extensions of Credit or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower or any of its affiliates.

9.4 Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owners of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.3(b) hereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 10.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

9.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults on payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer expressly acknowledges that each of the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact or affiliates has not made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower or any of its affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or the L/C Issuer. Each Lender and the L/C Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Lender or the L/C Issuer, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower or its affiliates and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender and the L/C Issuer also represents that it will, independently and without reliance upon the Administrative Agent, any other Lender or the L/C Issuer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the L/C Issuer by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or the L/C Issuer with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower or any of its affiliates which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification.

The Lenders agree to indemnify each of the Administrative Agent in its capacity as such and the L/C Issuer in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Commitment (or if the Revolving Commitments have expired or been terminated, in accordance with the respective principal amounts of outstanding Loans and Participation Interests of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the final payment of all of the obligations of the Borrower hereunder and under the other Credit Documents) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such or the L/C Issuer in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer, as the case may be, as determined by a court of competent jurisdiction by final and nonappealable judgment. If any indemnity furnished to the Administrative Agent or the L/C Issuer for any purpose shall, in the opinion of the Administrative Agent or the L/C Issuer, as the case may be, be insufficient or become impaired, the Administrative Agent or the L/C Issuer may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Revolving Commitments hereunder.

9.8 Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries or their affiliates as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the Loans made by the Administrative Agent hereunder and all obligations of the Borrower hereunder and under the other Credit Documents, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent.

Each of the Administrative Agent and any L/C Issuer may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. In the case of a retiring Administrative Agent, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

In the event of any dismissal or resignation by any L/C Issuer, any Letters of Credit issued by such retiring L/C Issuer shall remain outstanding until termination pursuant to their terms and such retiring L/C Issuer shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all such Letters of Credit and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)), but excluding the right to consent to eligible assignees hereunder and the obligation to issue new Letters of Credit.

9.10 Arrangers and Book Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement or the other Credit Documents as a “Syndication Agent”, “Joint Book Manager” or “Joint Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement and the other Credit Documents other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Notices.

(a) General. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth on Schedule 10.1, or at such other address as such party may specify by written notice to the other parties hereto.

(b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and of the Administrative Agent’s Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

10.2 Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and the L/C Issuer is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender or the L/C Issuer (including, without limitation branches, agencies or affiliates of such Lender or the L/C Issuer wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Lender or the L/C Issuer hereunder, under the Notes or the other Credit Documents, irrespective of whether such Lender or the L/C Issuer shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender or the L/C Issuer subsequent thereto. Any Person purchasing a participation in the Loans and Revolving Commitments hereunder pursuant to Section 3.16 or Section 10.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

10.3 Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may neither assign nor transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 10.3, provided, however that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or selling participations in such Lender’s Loans and/or Revolving Commitment hereunder to its parent company and/or to any affiliate or Subsidiary of such Lender.

(b) Assignments. Each Lender may assign all or a portion of its rights and obligations hereunder, pursuant to an assignment agreement substantially in the form of Schedule 10.3(b), to (i) any Lender or any affiliate or Subsidiary of a Lender, or (ii) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D of the Securities Act of 1933) reasonably acceptable to the Administrative Agent (such consent shall not be unreasonably withheld or delayed) and, so long as no Default or Event of Default has occurred and is continuing, with the approval of the Borrower (which approval shall not be unreasonably withheld or delayed); provided that (i) any such assignment (other than any assignment to an existing Lender) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Revolving Commitments being assigned by such Lender) of the Revolving Commitments and in integral multiples of $1,000,000 above such amount and (ii) each such assignment (other than Competitive Loans) shall be of a constant, not varying, percentage of all such Lender’s rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon delivery to the Administrative Agent of written notice of the assignment together with a transfer fee of $2,500 payable to the Administrative Agent for its own account from and after the later of (i) the effective date specified in the applicable assignment agreement and (ii) the date of recording of such assignment in the Register pursuant to the terms of subsection (c) below. The assigning Lender will give prompt notice to the Administrative Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to, and (to the extent required pursuant to the terms hereof), with the consent of, the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Revolving Commitments components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note. By executing and delivering an assignment agreement in accordance with this Section 10.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or any of its affiliates or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender (including without limitation the requirements of Section 3.13).

(c) Maintenance of Register. The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Lender assignment agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type and Interest Period of each Loan outstanding hereunder, the L/C Obligations outstanding hereunder and the names, addresses and the Revolving Commitments of the Lenders pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent will make diligent efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower, the L/C Issuer and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender’s interests and/or obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or Fees in respect of any Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or Fees in which the participant is participating, or (C) increase the dollar amount of such participant’s participation over the dollar amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the participation amount (through a reduction in the Revolving Commitments or otherwise) shall not constitute a change in the terms of the participation amount of any participant), and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.6, 3.7, 3.9, 3.10, 3.13 and 3.14 on the same basis as if it were a Lender (but in no event shall such additional amounts exceed the amount which would have been payable to the relevant Lender in the absence of such participation, and subject to limitations on such participant comparable to those contained in Section 3.12 with respect to Requesting Lenders).

10.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent, the L/C Issuer or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent, the L/C Issuer or any Lender and the Borrower shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the L/C Issuer or any Lender would otherwise have. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the L/C Issuer or the Lenders to any other or further action in any circumstances without notice or demand.

10.5 Costs and Expenses; Indemnification.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses (i) of the Administrative Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and expenses of Helms Mulliss & Wicker, PLLC, special counsel to the Administrative Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement, provided, however, the Borrower’s obligations under this subsection (a) shall be limited to those of one law firm, and (ii) of the Administrative Agent, the L/C Issuer and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent, the L/C Issuer and each of the Lenders); (b) pay and hold each of the Lenders harmless from and against any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (c) reimburse each Lender, each Arranger, each L/C Issuer and the Administrative Agent, and their respective officers, directors, employees, representatives, from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Extensions of Credit (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified as determined by a court of competent jurisdiction by final and nonappealable judgment).

10.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

(a) the consent of each Lender affected thereby is required to:

(i) extend the final maturity of any Loan or any Revolving Commitment, or any portion thereof, or extend or waive any principal amortization payment of any Loan, or any portion thereof, or waive application of any mandatory prepayment;

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any increase in interest rates after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis) thereon or Fees hereunder;

(iii) reduce or waive the principal amount of any Loan or L/C Borrowing;

(iv) increase the Revolving Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of any Revolving Commitment of any Lender);

(v) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 7.3, release the Borrower from its obligations under the Credit Documents;

(vi) amend, modify or waive any provision of this Section 10.6 or Sections 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.15, 3.16, 8.1(a), 10.2, 10.3, 10.5, or 10.9;

(vii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders;

(viii) expand or otherwise add any new currency to the definition of Available Foreign Currency; or

(ix) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; and

(b) without the consent of the Administrative Agent, no provision of Article IX may be amended; and

(c) without the consent of the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

10.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

10.8 Headings.

The headings of the Sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9 Survival.

All indemnities set forth herein, including, without limitation, in Sections 3.10, 3.13, 3.14, 9.7 and 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Extensions of Credit, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Revolving Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Extensions of Credit hereunder.

10.10 Governing Law; Arbitration.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding to compel arbitration or to enforce an arbitration award, in each case with respect to this Credit Agreement or any other Credit Document, shall be brought in the state or federal courts in the City of Charlotte, State of North Carolina and, by execution and delivery of this Credit Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. With respect to any such legal action or proceeding, each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law.

(b) Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) (i) This Section 10.10(c) concerns the resolution of any controversies or claims between the Parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (A) this Credit Agreement (including any renewals, extensions or modifications); or (B) any document related to this Credit Agreement (collectively a “Claim”). For the purposes of this Section 10.10(c) only, the term “Parties” shall include any parent corporation, subsidiary or Affiliate of the Administrative Agent involved in the servicing, management or administration of any obligation described or evidenced by this Credit Agreement.

(ii) At the request of any Party to this Credit Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Arbitration Act”). The Arbitration Act will apply even though this Credit Agreement provides that it is governed by the law of a specified state.

(iii) The arbitration proceedings will be conducted in accordance with the Arbitration Act, the then-current Commercial Financial Disputes Arbitration Rules of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section 10.10(c). In the event of any inconsistency, the terms of this Section 10.10(c) shall control.

(iv) The language of arbitration shall be English. The place of arbitration shall be Charlotte, North Carolina. Borrower and the Lenders shall attempt to agree upon one arbitrator, but if they are unable to agree, Borrower shall appoint an arbitrator and the Lenders shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. The members of the arbitration panel, including the Party appointed arbitrators, shall not be advocates but shall remain impartial and independent throughout the conduct of the arbitration proceeding.

(v) Pre-hearing discovery shall be available to all Parties and shall be governed by the Federal Rules of Civil Procedure. Such discovery may be used as evidence in the arbitration hearing to the same extent as if it were a court proceeding. All Parties shall make their agents and employees available upon reasonable notice at reasonable times and places for pre-hearing depositions without the necessity of subpoenas or other court orders. The arbitrators may issue orders to compel the attendance of, and production of documents by, an agent or employee of a Party. In addition, the arbitrators may issue subpoenas to compel the attendance of, or the production of documents by, third party witnesses at depositions or at the arbitration hearing.

(vi) The arbitration panel shall pass finally upon all questions, both of law and fact, and its findings and award shall be conclusive subject to the Arbitration Act. The arbitration panel shall provide a concise written statement of the reason for its award. The arbitration award may be submitted to any court of competent jurisdiction to be confirmed, judgment entered and enforced.

(vii) The procedures specified in this Section 10.10(c) shall be the sole and exclusive procedures for the resolution of disputes between or among the Parties arising out of or relating to this Credit Agreement; provided, however, that a Party, without prejudice to the mandatory procedures of this Section 10.10(c) may file a complaint to seek injunctive relief.

10.11 Confidentiality.

Each of the Administrative Agent, the L/C Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee or participant, or any prospective assignee or participant, any of its rights or obligations under this Credit Agreement, subject to the terms of Section 10.3, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Loans; (f) with the consent of the Borrower; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.11 or (ii) becomes available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis from a source other than the Borrower and its Subsidiaries; (h) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the investment portfolio of a Lender, the L/C Issuer or an Affiliate in connection with ratings issued with respect to such Lender, L/C Issuer or an Affiliate; or (i) credit reporting activities pursuant to credit reporting laws, rules and regulations. For the purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower and its Subsidiaries.

10.12 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.13 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.14 Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Effective Date when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until no Loans, Letters of Credit or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until the Revolving Commitments hereunder shall have expired or been terminated.

10.15 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the L/C Issuer or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the L/C Issuer or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the L/C Issuer or such Lender in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the L/C Issuer or such Lender in such currency, the Administrative Agent, the L/C Issuer or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.16 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

NUCOR CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

CITIBANK, N.A., as Syndication Agent
and Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

CIBC INC.

By:
Name:
Title:

FIFTH THIRD BANK

By:
Name:
Title:

US BANK, N.A.

By:
Name:
Title:

THE BANK OF NEW YORK

By:
Name:
Title:

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1.1

MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in British Pounds Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than British Pounds Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to Section 3.1 and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1(a)

NOTICE OF ACCOUNT DESIGNATION

                    , 200

Bank of America, N.A.

NC1-001-l5-04

101 N. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention: Jeanne Handline

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you by NUCOR CORPORATION (the “Borrower”), a Delaware corporation, under Section 4.1 of the Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”).

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

Name of Bank:	Wachovia Bank, National Association
ABA Number:	053000219
Account Number:	2079900124413

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this      day of                     , 200    .

NUCOR CORPORATION

By:
Name:
Title:

Schedule 2.1(a)

SCHEDULE OF LENDERS AND COMMITMENTS

Lender	Revolving Commitment	Revolving Commitment Percentage
Bank of America, N.A.	$122,500,000.00	17.500000000%
Citibank, N.A.	$122,500,000.00	17.500000000%
JPMorgan Chase Bank, N.A.	$85,000,000.00	12.142850000%
Wachovia Bank, National Association	$85,000,000.00	12.142850000%
CIBC Inc.	$65,000,000.00	9.285710000%
Fifth Third Bank	$50,000,000.00	7.142860000%
US Bank, N.A.	$50,000,000.00	7.142860000%
The Bank of New York	$40,000,000.00	5.714290000%
The Northern Trust Company	$40,000,000.00	5.714290000%
PNC Bank, National Association	$40,000,000.00	5.714290000%

Total	$700,000,000.00	100.000000000%

Schedule 2.1(b)(i)

FORM OF NOTICE OF BORROWING

Bank of America, N.A.

NC1-001-15-04

101 N. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention: Jeanne Handline

RE:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended and modified, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice of a request for Revolving Loan pursuant to Section 2.1(b) of the Credit Agreement as follows:

(A)	Date of Borrowing
(which is a Business Day)

(B)	Currency

(C)	Principal Amount of
Borrowing

(D)	Interest Rate Option

             the Base Rate

             the LIBOR Rate for an Interest Period of:

             one month

             two months

             three months

             six months

In accordance with the requirements of Section 4.2 of the Credit Agreement, the undersigned Borrower hereby certifies that:

(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents or which are contained in any certificate furnished at any time under or in connection therewith are true and correct in all material respects as of the date of this request, and will be true and correct after giving effect to the requested Revolving Loan (except for those which expressly relate to an earlier date and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default has occurred and is continuing as of the date of this request, or will exist after giving effect to the requested Revolving Loan.

(c) All conditions set forth in Section 2.1 as to the making of Revolving Loans have been satisfied.

Very truly yours,

NUCOR CORPORATION

By:
Name:
Title:

Schedule 2.1(e)

REVOLVING NOTE

June 17, 2005

FOR VALUE RECEIVED, NUCOR CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A., and its successors and assigns (the “Lender”), to the office of the Administrative Agent in immediately available funds as provided in the Credit Agreement,

(i) in the case of Loans other than Competitive Loans, on or before the Termination Date, the Lender’s Revolving Committed Amount or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower; and

(ii) in the case of Competitive Loans, on or before the date specified in the Competitive Bid, the aggregate unpaid principal amount of all Competitive Loans made by the Lender to the Borrower;

together with all interest thereon at the rates and as provided in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

The holder may endorse and attach a schedule to reflect borrowers evidenced by this Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the Borrower to pay amounts evidenced hereby.

Upon the occurrence and during the continuance of an Event of Default, all amounts evidenced by this Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrower. In the event payment of amounts evidenced by this Note is not made at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the date first above written.

NUCOR CORPORATION,
a Delaware corporation

By:
Name:
Title:

Schedule 2.2(b)-1

FORM OF COMPETITIVE BID REQUEST

Bank of America, N.A.

NC1-00l-15-04

101 N. Tryon Street, l5th Floor

Charlotte, NC 28255

Attention:	Jeanne Handline

Re:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives you notice pursuant to Section 2.2(b) of the Credit Agreement that it requests solicitation of Competitive Bids under the Credit Agreement, and in connection therewith sets forth below the terms on which the related Competitive Loan borrowing is requested to be made:

(A)	Date of Competitive Loan Borrowing
	(which is a Business Day)	_________________________

(B)	Currency	_________________________

(C)	Principal Amount of
	Competitive Loan Borrowing	_________________________

(D)	Interest Period	one month
two months
three months
six months

In accordance with the requirements of Section 4.2, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in subsection (a) of such Section, and confirms that the matters referenced in subsections (b) and (d) of such Section are true and correct.

NUCOR CORPORATION

By:
Name:
Title:

Schedule 2.2(b)-2

FORM OF NOTICE OF RECEIPT OF COMPETITIVE BID REQUEST

[Name of Lender]

[Address]

Attention:

Re:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Dear Sirs:

NUCOR CORPORATION, a Delaware corporation, being Borrower under the above-referenced Credit Agreement, made a Competitive Bid Request on             , 20    , pursuant to Section 2.2(b) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by 10:00 A.M. (Charlotte, North Carolina time)             , 20     [Date of Proposed Competitive Loan Borrowing]. Your Competitive Bid must comply with Section 2.2(c) of the Credit Agreement and the terms of set forth below on which the Competitive Bid Request was made:

(A)	Date of Competitive Loan
	Borrowing	_________________________

(B)	Currency	_________________________

(C)	Principal Amount of
	Competitive Borrowing	_________________________

(D)	Interest Period	one month
two months
three months
six months

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 2.2(c)

FORM OF COMPETITIVE BID

Bank of America, N.A.

NC1-001-l5-04

101 N. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention:	Jeanne Handline

Re:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned [Name of Lender], hereby makes a Competitive Bid pursuant to Section 2.2(c) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on              20    , and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)	Currency	_________________________

(B)	Principal Amount	_________________________

(C)	Competitive Bid Rate	_________________________

(D)	Interest Period	one month
two months
three months
six months

The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.2(e) of the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Schedule 2.2(e)

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

Bank of America, N.A.

NC1-001-l5-04

101 N. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention:	Jeanne Handline

Re:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

In connection with our Competitive Bid Request dated             , 20     and in accordance with Section 2.2(e) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

Currency	Principal Amount	Competitive Bid Rate	Interest Period	Lender
[%]
[%]

We hereby reject the following bids:

Currency	Principal Amount	Competitive Bid Rate	Interest Period	Lender
[%]
[%]

NUCOR CORPORATION

By:
Name:
Title:

Schedule 3.2

FORM OF NOTICE OF EXTENSION/CONVERSION

Bank of America, N.A.

NC1-001-15-04

101 N. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention:	Jeanne Handline

Re:	Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, restated and otherwise modified from time to time, the “Credit Agreement”) among Nucor Corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a Revolving Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)	Date of Extension or Conversion
	(which is the last day of the applicable Interest Period)	___________________________________

(B)	Principal Amount of Extension or Conversion	___________________________________

(C)	Interest rate option	___________________________________

the Base Rate

the LIBOR Rate for an Interest Period of:

one month
two months
three months
six months

In accordance with the requirements of Section 4.2 of the Credit Agreement, the undersigned Borrower hereby certifies that:

(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents or which are contained in any certificate furnished at any time under or in connection therewith are true and correct in all material respects as of the date of this request, and will be rue and correct after giving effect to the requested Loan advance (except for those which expressly relate to an earlier date and except for those made in certificates which have been superseded or replaced by more recent certificates, so long as those made in superseded or replaced certificates were true and correct in all material respects on the date made).

(b) No Default or Event of Default has occurred and is continuing as of the date of this request, or will exist after giving effect to the requested extension or conversion.

Very truly yours,

NUCOR CORPORATION

By:
Name:
Title:

Schedule 3.17(b)

PLACE OF PAYMENT

Bank of America, N.A.

New York, New York

ABA # 026009593

Account # 1366212250600

Reference: Nucor Corporation

Attn: Credit Services Charlotte

Schedule 4.1(c)(v)

SECRETARY’S CERTIFICATE

Pursuant to Section 4.1(c) of the Multi-Year Revolving Credit Agreement (the “Credit Agreement”), dated as of June 17, 2005, among Nucor Corporation, a Delaware corporation, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, the undersigned, James D. Frias, Assistant Secretary of Nucor Corporation (the “Corporation”), hereby certifies as follows:

1. Attached hereto as Annex I is a true and complete copy of the certificate of incorporation of the Corporation and all amendments thereto as in effect on the date hereof.

2. Attached hereto as Annex II is a true and complete copy of resolutions adopted by the Board of Directors of the Corporation on June 1, 2005. The attached resolutions have not been rescinded or modified and remain in full force and effect. The attached resolutions are the only corporate proceedings of the Corporation now in force relating to or affecting the matters referenced to therein.

3. Attached hereto as Annex III is a true and complete copy of the bylaws of the Corporation as in effect on the date hereof.

4. The following persons are now elected and qualified officers of the Corporation, holding the offices indicated, and the signature appearing opposite each persons’ name below is his or her true and genuine signature, and such officer is authorized to execute and deliver on behalf of the Corporation, the Credit Agreement, the Notes to be issued pursuant thereto and the other Credit Documents and to act as a Responsible Officer on behalf of the Corporation under the Credit Agreement.

Name	Office	Signature
Daniel R. DiMicco	Vice Chairman, President and Chief Executive Officer

Terry S. Lisenby	Chief Financial Officer, Treasurer and Executive Vice President

A. Rae Eagle	Secretary

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name.

NUCOR CORPORATION

By:
Name:	A. Rae Eagle
Title:	Secretary
Date:	June , 2005

I, Daniel R. DiMicco, Vice Chairman, President and Chief Executive Officer of Nucor Corporation, hereby certify that A. Rae Eagle, whose genuine signature appears above, is, and has been at all times since March, 2000, the elected, qualified and acting Secretary of Nucor Corporation.

NUCOR CORPORATION

By:
Name:	Daniel R. DiMicco
Title:	Vice Chairman, President and Chief Executive Officer
Date:	June , 2005

Schedule 5.5

DESCRIPTION OF LEGAL PROCEEDINGS

None (except as set forth on Schedule 5.13).

Schedule 5.7

TAX RELATED LITIGATION

None.

Schedule 5.13

ENVIRONMENTAL MATTERS

In July 2001, the U.S. District Court for the District of South Carolina entered a comprehensive consent decree between the Borrower and the United States Environmental Protection Agency and several states that resolves a broad array of alleged past environmental violations at eight of the Borrower’s steel manufacturing mills and six of its Vulcraft facilities. To date, the Borrower believes that it is and will remain in full compliance with all terms and conditions of the consent decree. All agreed-upon penalties have been fully paid and the Borrower has no reason to believe that performing any of the remaining consent decree requirements will have a Material Adverse Effect upon it.

Schedule 6.2(a)

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

This Certificate is delivered in accordance with the provisions of Section 6.2(a) of that Multi-Year Revolving Credit Agreement dated as of June 17, 2005 (as amended, modified and supplemented, the “Credit Agreement”) among Nucor Corporation, a Delaware corporation (the “Borrower”), the Lenders identified therein, and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.

The undersigned, being a Responsible Officer of the Borrower, hereby certifies, in my official capacity and not in my individual capacity, that to the best of my knowledge and belief:

(a) the financial statements fairly present the financial condition of the parties covered by such financial statements in all material respects;

(b) during the period the Borrower has observed or performed in all material respects its covenants and other agreements under the Credit Agreement and the other Credit Documents, and satisfied in all material respects the conditions contained in the Credit Agreement to be observed, performed or satisfied by it;

(c) the undersigned has no knowledge of any Default or Event of Default except as indicated on a separate page attached hereto; and

(d) attached hereto are detailed calculations demonstrating compliance with the financial covenant set forth in Section 6.6 of the Credit Agreement.

This the              day of            , 200    .

NUCOR CORPORATION

By:
Name:
Title:

Attachment to Officer’s Certificate

Computation of Financial Covenant

Schedule 7.1

LIENS

None.

Schedule 10.1

NOTICES

BORROWER:

Nucor Corporation

2100 Rexford Road

Charlotte, North Carolina 28211

Attn:	Terry S. Lisenby
Chief Financial Officer

Telephone:	(704) 366-7000
Telecopy:	(704) 362-4208

with a copy to (which shall not constitute notice):

Moore & Van Allen, PLLC

100 North Tryon Street, 47th Floor

Charlotte, North Carolina 28202

Attn:	Mike DeLaney

Telephone:	(704) 331-3519
Telecopy:	(704) 339-5819

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Extension of Credit):

Bank of America, N.A.

Street Address: 101 N TRYON ST

Mail Code: NC1-001-15-04

City, State ZIP Code: CHARLOTTE NC 28255-0001

Attention: Jeanne Handline

Telephone: (704) 388.6484

Facsimile: (704) 264.2478

Electronic Mail: jeanne.handline@bankofamerica.com

Account No.: 1366212250600

ABA# 026009593

New York, NY

Ref: Nucor Corporation

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Street Address: 100 N TRYON ST

Mail Code: NC1-007-14-24

City, State ZIP Code: CHARLOTTE NC 28255

Attention: Judy D. Payne

Telephone: (704) 386.2941

Facsimile: (704) 409.0310

Electronic Mail: judy.d.payne@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations-Los Angeles #22621

Street Address: 333 S BEAUDRY AVENUE, 19TH FLOOR

Mail Code: CA9-703-19-23

City, State ZIP Code: LOS ANGELES, CA 90017-1466

Attention: Hermann J. Schutterle, AVP

Telephone: (213) 345.0397

Facsimile: (213) 345.6684

Electronic Mail: hermann.schutterle@bankofamerica.com

LENDERS:

CITIBANK, N.A.

JPMORGAN CHASE BANK, N.A.

Operations Contact:

Ina Tjahjono

JPMorgan Chase Bank, N.A.

111 Fanin, 10th Floor

Houston, Texas

Telephone:        (713) 750-2268

Telecopy:          (713) 427-6307

Email: ina.tjahjono@jpmorgan.com

Wire Transfer Instructions:

JPMorgan Chase Bank, N.A.

New York, New York

ABA #021000021

Account #304-257680

Reference:        Nucor Corporation — Clearing Account

Attention:        Ina Tjahjono

Credit Contact:

Peter Predun

JPMorgan Chase Bank, N.A.

270 Park Avenue, 4th Floor

New York, New York 10017

Telephone:        (212) 270-7005

Telecopy:          (212) 270-5100

Email: peter.predun@jpmorgan.com

WACHOVIA BANK, N.A.

Operations Contact:

Lisa White

Wachovia Bank, N.A.

201 S. College Street, NC1183

Charlotte, North Carolina 28288

Telephone:        (704) 374-4426

Telecopy:          (704) 715-0095

Email: lisa.white@wachovia.com

Wire Transfer Instructions:

Wachovia Bank, N.A.

Charlotte, North Carolina

ABA #053000219

Account #145916-8107011

Account Name:    Industrial Mfg.

Reference:    Nucor Corporation

Credit Contact:

Jorge Gonzalez

Managing Director/Senior Vice President

Wachovia Bank, N.A.

301 S. College Street, NC0760

Charlotte, North Carolina 28288

Telephone:        (704) 383-8461

Telecopy:          (704) 715-1117

Email: jorge.gonzalez~wachovia.com

CIBC INC.

Operations Contact:

Angela Tom

CIBC Inc.

40 Dundas Street West

Toronto, ON, M5G 2C2

Telephone:        (416) 542-4446

Telecopy:           (416) 542-4558

Email: angela.tom@cibc.ca

Wire Transfer Instructions:

The Bank of New York

New York, New York

ABA #021-000-018

Account CIBC New York

A/C #890-0331-046

Reference:    Nucor Corp.

Credit Contact:

Dominic Sorresso

Executive Director, Cross Border Group

CIBC Inc.

300 Madison Avenue

New York, New York 10017

Telephone:        (212) 856-4133

Telecopy:          (212) 856-3761

Email: dominic.sorresco@us.cibc.com

FIFTH THIRD BANK

US BANK, N.A.

THE BANK OF NEW YORK

Operations Contact:

Larry Geter

The Bank of New York

One Wall Street, 22nd Floor

New York, New York 10286

Telephone:        (212) 635-6399

Telecopy:          (212) 635-6740

Email: lgeter@bankofny.com

Wire Transfer Instructions:

The Bank of New York

New York, New York

ABA #021000018

Account #GLA/111556 — Commercial Loan Department

Reference:        Nucor Corporation

Credit Contact:

David Siegel

Vice President

The Bank of New York

One Wall Street, 22nd Floor

New York, New York 10286

Telephone:        (212) 635-6899

Telecopy:          (212) 635-6434

Email: dsiegel@bankofny.com

THE NORTHERN TRUST COMPANY

Credit Contact:

Shawn Pelc

The Northern Trust Company

50 S. LaSalle, L-8

Chicago, Illinois 60675

Telephone:        (312) 557-2979

Telecopy:          (312) 444-4906

Wire Transfer Instructions:

The Northern Trust Bank

ABA #071000152

Commercial Loan Acct. #5186401000

Credit to: Commercial Loan Department

Reference:    Nucor Corporation

PNC BANK, NATIONAL ASSOCIATION

Schedule 10.3(b)

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________________________

2.	Assignee:	________________________________________

3.	Borrower:	Nucor Corporation, a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Multi-Year Revolving Credit Agreement, dated as of June 17, 2005, among Nucor Corporation, the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]	CUSIP Number
____________________	$	$	%
____________________	$	$	%
____________________	$	$	%
____________________	$	$	%

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7. Trade Date:                         ]2

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]3 Accepted:

[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Title:

[Consented to:][4]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

11. Representations and Warranties.

11.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

11.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

12. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

13. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

ADMINISTRATIVE DETAILS

(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses and account and payment information)